EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Global Crossing Limited (Form S-8 No.’s 333-121079, 333-125281, 333-133520, and 333-157705, and Form S-3 No. 333-159051) of our reports dated February 23, 2011, with respect to the consolidated financial statements and schedule of Global Crossing Limited and the effectiveness of internal control over financial reporting of Global Crossing Limited, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/    ERNST & YOUNG LLP

Iselin, New Jersey

February 23, 2011